Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No.333-199217) and Form S-8 (File No. 333-191641) of Pattern Energy Group Inc. of our reports dated February 12, 2015 and March 14, 2013 relating to the financial statements of South Kent Wind LP and of our reports dated February 24, 2015 and May 31, 2013 relating to the financial statements of Grand Renewable Wind LP which appear in this Form 10-K of Pattern Energy Group Inc.

/s/ Pricewaterhouse Coopers LLP

Toronto, Ontario, Canada

March 2, 2015

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.